Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 27, 2019, relating to the financial statements and financial highlights of Flat Rock Opportunity Fund for the period July 2, 2018 (commencement of operations) to December 31, 2018, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 29, 2019